NEWS RELEASE

Mine Clearing Corp. Accepts Resignation of Dr. Faysal Mohamed

Calgary, Canada (March 2, 2009) – Mine Clearing Corp. (“MCC”), (OTCBB: MCCO) announces that it has accepted the resignation of Dr. Faysal Mohamed who was acting as our Executive Director – International Business Development. The resignation, at the request of Dr. Mohamed, is effective immediately.  Dr. Mohamed is resigning to pursue a new management opportunity.

We thank Dr. Mohamed for his time spent with Mine Clearing Corp and wish him every success in the future.

About Mine Clearing Corp.

Mine Clearing Corp. (“MCC”) currently trades on the OTC Bulletin Board under the symbol MCCO.  MCC is developing a technology business focused on the scanning, mapping and removal of buried landmines.  The sensor-based proprietary system currently under development is projected to be approximately three times faster and 50% less expensive than existing best-in-class demining methods.

Contact:

Larry Olson, President and CEO

Mine Clearing Corp.

Tel: +1-403-681-6249

Email: olson@mineclearing.com

Website: www.mineclearing.com

Safe Harbour Statement: Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act of 1995). Information or opinions in this document are presented solely for informative purposes and are not intended nor should be construed as investment advice. We encourage you to carefully review the Company with your investment advisor and verify any information that is important to your investment decision.